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                             Globe Holdings, Inc.
 Exhibit 12.1 Statement Re: Computation of ratio of earnings to fixed charges

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

                                                 Fiscal Year Ended: December 31,                   Nine Months Ended: September 30,
                                      ------------------------------------------------------       --------------------------------
                                                                                   Pro forma                              Pro forma
                                        1993     1994     1995     1996     1997      1997          1997        1998         1998
                                        ----     ----     ----     ----     ----   ---------        ----        ----      ---------
Fixed Charges:
--------------
  Interest expense                     2,256    3,646    6,027    5,347    4,067      29,406       3,451       6,794       21,563
  Interest capitalized                     0    1,558      422        0      506         635         313         828          959
  Interest portion of rental expense      21       22       18        6        7           7           5           6            6
  Net amortization of debt discount
   and issuance expense                  490      438      297      151       94           0          73          48            0
                                      ------   ------   ------   ------   ------      ------      ------      ------       ------
                                       2,767    5,664    6,764    5,504    4,674      30,048       3,842       7,676       22,528

Earnings:
---------
  Consolidated pretax income from
   continuing operations              14,884    6,706    4,127   13,346   25,232        (111)     20,516      14,360        5,362
  Fixed charges per above              2,767    5,664    6,764    5,504    4,674      30,048       3,842       7,676       22,528
  Less interest capitalized                0    1,558      422        0      506         635         313         828          959
                                      ------   ------   ------   ------   ------      ------      ------      ------       ------
                                      17,651   10,812   10,469   18,850   29,400      29,302      24,045      21,208       26,931

  Ratio of earnings to
   fixed charges                        6.38     1.91     1.55     3.42     6.29        0.98(a)     6.26        2.76         1.20
=================================================================================================================================
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(a)  Earnings on a Pro Forma basis for the full year ended December 31, 1997 were inadequate to cover fixed charges by $746.